Exhibit 4.2

THIS SECURITY IS A GLOBAL NOTE WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO, AS SUPPLEMENTED BY THE THIRD SUPPLEMENTAL INDENTURE HEREINAFTER REFERRED TO, AND IS REGISTERED IN THE NAME OF CITIVIC NOMINEES LIMITED, AS NOMINEE OF CITIBANK EUROPE PLC, AS COMMON DEPOSITARY (THE “COMMON DEPOSITARY”) FOR CLEARSTREAM BANKING, SOCIÉTÉ ANONYME (“CLEARSTREAM”) AND EUROCLEAR BANK S.A./N.V. (“EUROCLEAR”).

UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR REGISTERED NOTES IN DEFINITIVE REGISTERED FORM IN THE LIMITED CIRCUMSTANCES REFERRED TO IN THE INDENTURE, AS SUPPLEMENTED BY THIS THIRD SUPPLEMENTAL INDENTURE, THIS GLOBAL NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE COMMON DEPOSITARY OR ANOTHER DEPOSITARY OR BY A NOMINEE OF THE COMMON DEPOSITARY TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY.

AMÉRICA MÓVIL, S.A.B. DE C.V.

0.750% Senior Notes due 2027

ISIN: XS2006277508 / Common Code: 200627750

No.1	€1,000,000,000

América Móvil, S.A.B. de C.V. (the “Company,” which term includes any successor Person under the Indenture hereinafter referred to), a sociedad anónima bursátil de capital variable organized and existing under the laws of the United Mexican States (“Mexico”), for value received, hereby promises to pay to Citivic Nominees Limited, or registered assigns, as the nominee of Citibank Europe plc, as common depositary for Clearstream and Euroclear, the principal sum of One Billion euros (or such other lawful currency of the member states of the European Monetary Union that have adopted or that will adopt the single currency in accordance with the Treaty Establishing the European Community, as amended by the Treaty on European Union, as at the time of payment shall be legal tender for the payment of public and private debts), as revised by the Schedule of Increases and Decreases in Global Note attached hereto, on June 26, 2027 (unless earlier redeemed, in which case, on the applicable Redemption Date) and to pay interest thereon from June 26, 2019 or from the most recent Interest Payment Date to which interest has been paid or duly provided for, as the case may be, annually in arrears on June 26 of each year, commencing on June 26, 2020 at the rate of 0.750% per annum, until the principal hereof is paid or made available for payment; provided that any principal of, and any premium and interest on, this Note which is overdue shall bear interest (to the extent that payment thereof shall be legally enforceable) at the rate per annum then borne by this Note from the date such amount is due to but not including the day it is paid or made available for payment, and such overdue interest shall be paid as provided in Section 306 of the Base Indenture. All capitalized terms used in this Note which are defined in the Indenture and not otherwise defined herein shall have the meanings assigned to them in the Indenture.

Interest on the Notes shall be computed at a fixed rate on the basis of a 365-day year or 366-day year (in the event of a leap year), as applicable, and the actual number of days elapsed.

The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date shall, as provided in the Indenture, be paid to the Person in whose name this Note (or one or more Predecessor Notes) is registered at the close of business on the Regular Record Date for such Interest Payment Date, which shall be the last day on which Clearstream and Euroclear are open for business immediately preceding such Interest Payment Date. Any such interest not so punctually paid or duly provided for on any Interest Payment Date shall forthwith cease to be payable to the Holder on such Regular Record Date and may either be paid to the Person in whose name this Note (or one or more Predecessor Notes) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to Holders of this Note by the Trustee not less than 10 days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which this Note may be listed, and upon such notice as may be required by such exchange, all as more fully provided in the Indenture.

Payment of the principal of, and premium, if any, and interest on this Note shall be made at the Corporate Trust Office of the Paying Agent or the agency of the Company in the Borough of Manhattan, The City of New York, New York maintained for such purpose and at any other office or agency maintained by the Company for such purpose, in euro (or any other lawful currency of the member states of the European Monetary Union that have adopted or that will adopt the single currency in accordance with the Treaty Establishing the European Community, as amended by the Treaty on European Union, as at the time of payment shall be legal tender for the payment of public and private debts) against surrender of this Note in the case of any payment due at the Maturity of the principal thereof (other than any payment of interest that first becomes payable on a day other than an Interest Payment Date); provided, however, that at the option of the Company, payment of interest may be made by check mailed to the address of the Person entitled thereto as such address shall appear in the Register; and provided, further, that all payments of the principal of and interest on this Note, the Permitted Holders of which have given wire transfer instructions to the Trustee in writing, the Company, or its agent at least 10 Business Days prior to the applicable payment date, shall be required to be made by wire transfer of immediately available funds to the accounts specified by such Permitted Holders in such instructions. Notwithstanding the foregoing, payment of any amount payable in respect of a Global Note shall be made in accordance with the Applicable Procedures.

Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which further provisions shall, for all purposes, have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

[Signature pages follow]

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

Dated:

AMÉRICA MÓVIL, S.A.B. DE C.V.

By:
Name:
Title:

By:
Name:
Title:

This is one of the Notes referred to in the within-mentioned Indenture.

Dated:

CITIBANK, N.A.,
as Trustee

By:
Authorized Officer

[REVERSE OF NOTE]

This Note is one of a duly authorized issue of securities of the Company (the “Notes”), issued under the Indenture, dated as of October 1, 2018 (the “Base Indenture”), among the Company, Citibank, N.A., as Trustee (the “Trustee,” which term includes any successor trustee under the Indenture), Registrar and Transfer Agent, and Citibank, N.A., London Branch, as Paying Agent (the “Paying Agent”), as supplemented by the Third Supplemental Indenture, dated as of June 26, 2019 (the “Third Supplemental Indenture” and, together with the Base Indenture, the “Indenture”) among the Company, the Trustee and the Paying Agent, and reference is hereby made to the Indenture for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the Holders of the Notes and of the terms upon which the Notes are, and are to be, authenticated and delivered. The terms, conditions and provisions of this Note are those stated in the Indenture (including those made a part of the Indenture by reference to the Trust Indenture Act) and those set forth in this Note. This Note is one of the series designated on the face hereof.

Additional notes on terms and conditions identical to those of this Note (except for issue date, issue price and the date from which interest shall accrue and, if applicable, the date on which interest will first be paid) may be issued by the Company without the consent of the Holders of the Notes. The amount evidenced by such additional Notes shall increase the aggregate principal amount of, and shall be consolidated and form a single series with, the Notes, in which case the Schedule of Increases and Decreases in Global Note attached hereto will be correspondingly adjusted.

In any case where any Interest Payment Date, Redemption Date or Stated Maturity of any Note shall not be a Business Day, then (notwithstanding any other provision of the Indenture or of the Notes) payment of principal and premium, if any, or interest need not be made on such date, but may be made on the next succeeding Business Day with the same force and effect as if made on the Interest Payment Date, Redemption Date or at the Stated Maturity, as the case may be; provided that no interest shall accrue for the period from and after such Interest Payment Date, Redemption Date or Stated Maturity, as the case may be.

In the event of redemption of this Note in part only, a new Note or Notes of this series and of like tenor for the unredeemed portion hereof shall be issued in the name of the Holder hereof upon the cancellation hereof.

If an Event of Default with respect to the Notes shall occur and be continuing, the principal of all of the Notes may be declared due and payable in the manner and with the effect provided in the Indenture.

All payments of principal, premium, if any, and interest in respect of the Notes shall be made after withholding or deduction for any present or future taxes, duties, assessments or governmental charges of whatever nature imposed, levied, collected, withheld or assessed by or on behalf of Mexico or any authority therein or thereof having power to tax (“Mexican Taxes”). To the extent Mexican Taxes are required to be withheld or deducted from any such payment, the Company shall pay, as provided for in and subject to the exceptions set forth in the Indenture, such additional interest (“Additional Interest”) as may be necessary to ensure that the net amount actually received by the Holder after such withholding or deduction (including any Mexican Taxes payable in respect of Additional Interest) is equal to the amount that the Holder would have received had no such withholding or deduction been required.

The Company shall pay all stamp, issue, registration, documentary or other similar duties, if any, which may be imposed by Mexico or any governmental entity or political subdivision therein or thereof, or any taxing authority of or in any of the foregoing, with respect to the Indenture or the issuance of the Notes.

All references herein and in the Indenture to principal, premium, if any, interest or any other amount payable in respect of any Note shall be deemed to include all Additional Interest, if any, payable in respect of such principal, premium, interest or other amount payable, unless the context otherwise requires, and express mention of the payment of Additional Interest in any provision hereof or thereof shall not be construed as excluding reference to Additional Interest in those provisions hereof or thereof where such express mention is not made.

In the event that Additional Interest actually paid with respect to the Notes pursuant to the preceding paragraphs are based on rates of deduction or withholding of withholding taxes in excess of the appropriate rate applicable to the Holder of such Notes, and, as a result thereof such Holder is entitled to make claim for a refund or credit of such excess from the authority imposing such withholding tax, then such Holder shall, by accepting such Notes, be deemed to have assigned and transferred all right, title, and interest to any such claim for a refund or credit of such excess to the Company. However, by making such assignment, the Holder makes no representation or warranty that the Company will be entitled to receive such claim for a refund or credit and incurs no other obligation with respect thereto.

All references herein and in the Indenture to principal in respect of any Note shall be deemed to mean and include any Redemption Price payable in respect of such Note pursuant to any redemption right hereunder (and all such references to the Stated Maturity of the principal in respect of any Note shall be deemed to mean and include the Redemption Date with respect to any such Redemption Price), and all such references to principal, premium, interest or Additional Interest shall be deemed to mean and include any amount payable in respect hereof pursuant to Section 1009 of the Base Indenture.

The Company may, at its option, redeem the Notes upon not less than 30 nor more than 60 days’ notice, at any time and, only in the case of clauses (ii) and (iii) below, from time to time:

(i) in whole but not in part at a Redemption Price equal to the sum of (A) 100% of the principal amount of the Notes being redeemed, (B) any accrued and unpaid interest thereon to the Redemption Date, (C) any premium applicable in the case of redemption prior to Maturity and (D) any Additional Interest which would otherwise be payable thereon up to but not including the Redemption Date, solely if, as a result of any amendment to, or change in, the laws (or any rules or regulations thereunder) of Mexico or any political subdivision or taxing authority thereof or therein affecting taxation or any amendment to or change in an official interpretation or application of such laws, rules or regulations, which amendment to or change in such laws, rules or regulations becomes effective on or after June 26, 2019, the Company would be obligated, after taking such measures as the Company may consider reasonable to avoid such requirement, to pay Additional Interest in excess of the Additional Interest that the Company would be obligated to pay if payments made on the Notes were subject to withholding or deduction of Mexican Taxes at the rate of 4.9%; provided, however, that (1) no notice of redemption pursuant to this clause (i) may be given earlier than 90 days prior to the earliest date on which the Company would but for such redemption be obligated to pay such Additional Interest if a payment on the Notes were then due and (2) at the time such notice of redemption is given, the Company’s obligation to pay such Additional Interest remains in effect;

(ii) prior to the Par Call Date, in whole or in part, at a Redemption Price equal to the greater of (1) 100% of the outstanding principal amount of the Notes being redeemed and (2) the sum of the present values of the Remaining Payments, discounted to the Redemption Date on an annual basis (assuming a 365-day year or 366-day year (in the event of a leap year), as applicable, and the actual number of days elapsed) at the Bund Rate plus 0.20% (20 basis points), plus, in the case of (1) and (2), accrued and unpaid interest on the principal amount of the Notes being redeemed to the Redemption Date; and

(iii) on or after the Par Call Date, in whole or in part, at a Redemption Price equal to 100% of the principal amount of the Notes being redeemed, plus accrued and unpaid interest on the outstanding principal amount of the Notes being redeemed to the Redemption Date.

For purposes of clauses (ii) and (iii) above, the following terms shall have the specified meanings:

“Par Call Date” means, March 26, 2027 (the date that is three months prior to the stated maturity of the Notes).

“Bund Rate” means, as of any Redemption Date, the rate per annum equal to the yield to maturity as of such Redemption Date of the Comparable German Bund Issue, assuming a price for the Comparable German Bund Issue (expressed as a percentage of its principal amount) equal to the Comparable German Bund Price for such Redemption Date.

“Comparable German Bund Issue” means the German Bundesanleihe security selected by any Reference German Bund Dealer as having a fixed maturity most nearly equal to the Par Call Date that would be utilized at the time of selection and in accordance with customary financial practice, in pricing new issues of euro-denominated corporate debt securities in a principal amount approximately equal to the then outstanding principal amount of the Notes to be redeemed and of a comparable maturity to the Par Call Date; provided, however, that, if the Par Call Date is not equal to the fixed maturity of the German Bundesanleihe security selected by such Reference German Bund Dealer, the Bund Rate shall be determined by linear interpolation (calculated to the nearest one–twelfth of a year) from the yields of German Bundesanleihe securities for which such yields are given, except that if the remaining term to the Par Call Date is less than one year, a fixed maturity of one year shall be used.

“Comparable German Bund Price” means, with respect to any Redemption Date, the average of all Reference German Bund Dealer Quotations for such date (which, in any event, must include at least two such quotations), after excluding the highest and lowest such Reference German Bund Dealer Quotations, or if the Paying Agent obtains fewer than four such Reference German Bund Dealer Quotations, the average of all such quotations.

“Reference German Bund Dealer” means each of Barclays Bank PLC, Merrill Lynch International, J.P. Morgan Securities plc, UBS AG London Branch, Banco Santander, S.A. and UniCredit Bank AG, or their affiliates, which are dealers of German Bundesanleihe securities and one other leading dealer of German Bundesanleihe securities reasonably designated by the Company; provided, however, that if any of the foregoing shall cease to be a dealer of German Bundesanleihe securities, the Company will substitute therefor another dealer of German Bundesanleihe securities.

“Reference German Bund Dealer Quotation” means, with respect to each Reference German Bund Dealer and any Redemption Date, the average, as determined by the Paying Agent (in consultation with the Company), of the bid and asked prices for the Comparable German Bund Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Paying Agent by such Reference German Bund Dealer at 3:30 p.m. (Frankfurt, Germany time) on the third business day preceding such Redemption Date.

“Remaining Payments” means, the remaining payments of principal of, and interest on, the Notes that would be due after the related Redemption Date as if the Notes were redeemed on the Par Call Date. If such Redemption Date is not an Interest Payment Date with respect to the Notes, the amount of the next succeeding scheduled interest payment on the Notes will be reduced by the amount of interest accrued on the Notes to such Redemption Date.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company, on the one hand, and the rights of the Holders of the Notes, on the other hand, to be affected under the Indenture at any time by the Company and the Trustee with the consent of the Holders of a majority in principal amount of the Notes at the time Outstanding. The Indenture also contains provisions (1) permitting the Holders of a majority in principal amount of the Notes at the time Outstanding, on behalf of the Holders of all Notes, to waive compliance by the Company with certain provisions of the Indenture and (2) permitting the Holders of a majority in principal amount of the Notes at the time Outstanding, on behalf of the Holders of all Notes, to waive certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Note shall be conclusive and binding upon such Holder and upon all future Holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange hereof or in lieu hereof, whether or not notation of such consent or waiver is made upon this Note.

As provided in and subject to the provisions of the Indenture, the Holder of this Note shall not have the right to institute any proceeding with respect to the Indenture or for the appointment of a receiver or trustee, or for any other remedy thereunder, unless such Holder shall have previously given the Trustee written notice of a continuing Event of Default with respect to the Notes, the Holders of not less than 25% in principal amount of the Notes at the time Outstanding shall have made written request to the Trustee to institute proceedings in respect of such Event of Default as Trustee and offered the Trustee indemnity and/or security satisfactory to it, and the Trustee shall not have received from the Holders of a majority in principal amount of Notes at the time Outstanding a direction inconsistent with such request, and shall have failed to institute any such proceeding, for 60 days after receipt of such notice, request and offer of indemnity and/or security. The foregoing shall not apply to any suit instituted by the Holder of this Note for the enforcement of any payment of principal hereof or premium, if any, and/or interest hereon on or after the respective due dates expressed herein.

No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and premium, if any, and interest on this Note at the times, place and rate, and in the coin or currency, herein prescribed.

As provided in the Indenture, and subject to certain limitations therein set forth (including, without limitation, the restrictions on transfer under Section 304 of the Base Indenture), the transfer of this Note is registrable in the Register, upon surrender of this Note for registration of transfer at the office of the Trustee or agency of the Company in any place where the principal of and any premium and interest on this Note are payable, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Notes of this series and of like tenor, of authorized denominations and for the same aggregate principal amount, shall be issued to the designated transferee or transferees.

The Notes are issuable only in registered form without coupons in denominations of €100,000 and integral multiples of €1,000 in excess thereof. As provided in the Indenture, and subject to certain limitations therein set forth, Notes are exchangeable for a like aggregate principal amount of Notes of like tenor of a different authorized denomination, as requested by the Holder surrendering the same.

No service charge shall be made for any such registration of transfer or exchange, but the Company or the Trustee may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Prior to due presentment of this Note for registration of transfer, the Company, the Trustee and any agent of the Company or of the Trustee may treat the Person in whose name this Note is registered as the owner hereof for all purposes, whether or not this Note is overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

This Note is a Global Note and is subject to the provisions of the Indenture relating to Global Notes, including the limitations in Section 304 of the Base Indenture on transfers and exchanges of Global Notes.

This Note and the Indenture shall be governed by, and construed in accordance with, the law of the State of New York.

All terms used in this Note which are defined in the Indenture and not otherwise defined herein shall have the meanings assigned to them in the Indenture.

ABBREVIATIONS

The following abbreviations, when used in the inscription of the face of this Note, shall be construed as though they were written out in full according to applicable law:

TEN COM - as tenants in common	UNIF GIFT MIN ACT— (Cust)
TEN ENT - as tenants by the entireties	Custodian under Uniform (Minor)
JT TEN - as joint tenants with right of survivorship and not as tenants in common	Gifts to Minors Act (State)

Additional abbreviations may also be used

though not in the above list.

SCHEDULE OF INCREASES OR DECREASES IN GLOBAL NOTE

The following increases or decreases in this Global Note have been made:

Date of transfer or exchange	Amount of decrease in principal amount of this Global Note	Amount of increase in principal amount of this Global Note	Principal amount of this Global Note following such decrease or increase	Signature of authorized signatory of Trustee or Registrar